JETBLUE AIRWAYS REPORTS OCTOBER TRAFFIC
New York, NY (November 12, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for October 2019. Traffic in October 2019 increased 6.2 percent from October 2018, on a capacity increase of 6.7 percent. Load factor for October 2019 was 82.5 percent, a decrease of 0.4 points from October 2018. JetBlue’s preliminary completion factor for October 2019 was 99.6 percent and its on-time (1) performance was 80.7 percent.

JetBlue continues to expect fourth quarter revenue per available seat mile (RASM) to range between (3.5) and (0.5) percent.

JETBLUE AIRWAYS TRAFFIC RESULTS

	October 2019	October 2018	% Change
Revenue passenger miles (000)	4,309,280	4,057,717	6.2%
Available seat miles (000)	5,222,111	4,896,391	6.7%
Load factor	82.5%	82.9%	-0.4 pts.
Revenue passengers	3,448,803	3,374,128	2.2%
Departures	30,254	30,215	0.1%
Average stage length (miles)	1,131	1,085	4.2%

	Y-T-D 2019	Y-T-D 2018	% Change
Revenue passenger miles (000)	44,754,978	42,329,148	5.7%
Available seat miles (000)	52,983,740	49,609,312	6.8%
Load factor	84.5%	85.3%	-0.8 pts.
Revenue passengers	35,700,938	35,228,018	1.3%
Departures	306,721	305,068	0.5%
Average stage length (miles)	1,139	1,092	4.3%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline® and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando and San Juan. JetBlue carries more than 42 million customers a year to 100-plus cities in the United States, Caribbean and Latin America, with an average of more than 1,000 daily flights. For more information, please visit jetblue.com.

CONTACTS

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ir@jetblue.com

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